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                                                                    EXHIBIT 4(v)


                    THE MANUFACTURERS LIFE INSURANCE COMPANY
                                OF NORTH AMERICA

                             116 Huntington Avenue
                                Boston, MA 02116




                           CHANGE OF NAME ENDORSEMENT


This endorsement attaches to and forms part of the Contract or Certificate to which it is attached.

     Whenever in the said Contract of Certificate the name North American Security Life Insurance Company is used, the name The Manufacturers Life Insurance Company of North America is hereby substituted.

     If applicable, whenever in the said Contract or Certificate the name NASL Series Trust is used, the name Manufacturers Investment Trust is hereby substituted.

     If applicable, whenever in the said Contract or Certificate the name NASL Variable Account is used, the name The Manufacturers Life Insurance Company of North America Separate Account A is hereby substituted.

     If applicable, whenever in the said Contract or Certificate the name NASL Variable Life Variable Account is used, the name The Manufacturers Life Insurance Company of North America Separate Account B is hereby substituted.

     If applicable, whenever in the said Contract or Certificate the name NASL Group Variable Account is used, the name The Manufacturers Life Insurance Company of North America Separate Account C is hereby substituted.

     If applicable, whenever in the said Contract or Certificate the name NASL Fixed Account is used, the name The Manufacturers Life Insurance Company of North America Separate Account D is hereby substituted.

     In Witness Whereof, the The Manufacturers Life Insurance Company of North America has, by its President, executed this Change of Name Endorsement as of the 1st day of October, 1997.


By:


/s/ John D. Desprez III
President